Exhibit 99.1

NEWS RELEASE

For Immediate Release:
May 18, 2017

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com

CB&I Announces Retirement of Philip K. Asherman and Appointment of
Patrick K. Mullen to President and Chief Executive Officer

THE WOODLANDS, Texas – May 18, 2017 – CB&I (NYSE: CBI)Supervisory Board of Directors today announced it has approved the retirement of Philip K. Asherman from his role as President and Chief Executive Officer of CB&I and as a member of the company’s Board effective July 1, 2017. The Board also announced the appointment of Patrick K. Mullen to President and Chief Executive Officer, effective the same date. Mr. Mullen will stand for election to the company’s Board in May 2018.

“CB&I’s Supervisory Board is grateful for Phil’s service and congratulates him on his nearly 12 years of leadership of what has become one of the premier energy infrastructure companies in the world,” said L. Richard Flury, Non-Executive Chairman of CB&I’s Supervisory Board. “We especially appreciate Phil’s commitment to succession planning by ensuring that we have an outstanding internal candidate in Pat Mullen to assume the position of CEO. I am confident in Pat’s ability to successfully lead CB&I into the future.”

Mr. Asherman, 66, is widely credited for transforming CB&I from a specialty tank subcontractor to a global technology and energy infrastructure corporation, which at its peak has employed more than 50,000 employees in 85 locations around the world with a backlog of business exceeding $20 billion. He is also regarded as a leader in safety for the industry and in 2015 was a recipient of the National Safety Council’s prestigious Green Cross for Safety award, the first ever received by an engineering and construction company. This focus on employees is a hallmark of his leadership at CB&I, which has become one of the largest job creators in the U.S. hiring over 25,000 employees in the past three years.

In addition, Mr. Asherman’s dedication to developing new talent included the creation of a global Women's Leadership Network to provide mentoring and focus on career development for women in the industry; a commitment to Veteran training and hiring resulting in employment opportunities for more than 6,000 returning servicemen and women over the past three years; and continuing support of Historically Black Colleges and Universities through scholarships, internships and recruitment of graduates for professional and technical opportunities. CB&I also has become a leader in the U.S. and around the world in developing a culture of community giving and support for local schools, charities, and emergency response to natural disasters wherever its employees are working.

“It has been a great honor to lead CB&I for almost 12 years, and I am proud of the many significant accomplishments the company and our employees have made in that time,” said Mr. Asherman. “Pat has demonstrated tremendous leadership capabilities and has been an active executive partner in maintaining CB&I's standards with our employees and our global energy customers. His technical and business credentials plus over 25 years of industry experience make him the right executive to lead CB&I into the future. I'm confident Pat will bring a fresh perspective on technology and innovation that will drive the company to even greater achievements.”

Mr. Mullen, 52, was named Chief Operating Officer of CB&I in 2016. Previously, he served as Executive Vice President and President of CB&I's Engineering & Construction operating group, where he was responsible for all engineering and construction for CB&I’s worldwide operations. He joined CB&I in 2007 through the company’s acquisition of Lummus Global and has worked in operational and commercial leadership roles throughout the company with global responsibility for corporate strategy, as well as serving as a key interface with CB&I’s shareholders. Mr. Mullen currently serves on Vectren Corporation’s board of directors. He holds a bachelor’s degree in chemical engineering from the University of Notre Dame and a master’s degree in business administration from Northwestern University’s Kellogg School of Management.

“Phil’s leadership has set a strong foundation for the many opportunities we have ahead,” said Mr. Mullen. “I appreciate the Board’s confidence as we work through this challenging cycle in our industry, and I am committed to taking action to ensure the successful execution of our significant backlog of projects. I look forward to working with our many talented employees to further build a culture that enables CB&I to be the most collaborative and innovative partner for our customers around the world.”

About CB&I
CB&I (NYSE:CBI) is a leading provider of technology and infrastructure for the energy industry. With over 125 years of experience and the expertise of more than 40,000 employees, CB&I provides reliable solutions to our customers around the world while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.CBI.com.
Important Information For Investors And Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2016, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com